Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective September 1, 2012, by and between Amerx Health Care Corporation, a Florida corporation (“Amerx”), Procyon Corporation, a Colorado corporation (“Procyon”) and James B. Anderson (the “Executive”).

WHEREAS, Amerx has, prior to the date of this Agreement, employed the Executive as its Vice President of Operations; and

WHEREAS, Executive is employed by Procyon as its Chief Financial Officer; and

WHEREAS, Procyon, the parent corporation of Amerx, has agreed to provide some of the benefits to Executive under this Agreement; and

WHEREAS, Amerx desires to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by Amerx, pursuant to the terms of this Executive Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. Amerx hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of Amerx, pursuant to the terms of this Executive Employment Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold the positions with Amerx and Procyon which are specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of Amerx and Procyon. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to him from time-to-time by the Chief Executive Officer or the Board of Directors of Procyon, the parent corporation of Amerx.

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at Amerx’s offices, or at such other place or places as the Executive may designate with Amerx’s approval, which shall not be unreasonably withheld.

Section 1.4 Vacations. The Executive shall be entitled each year to a reasonable vacation of not less than four weeks in accordance with the established practices of Procyon now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should Amerx or Procyon from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

   Section 1.5 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of Amerx and Procyon in all respects, including expenses for entertainment, travel and similar items. Amerx or Procyon, as applicable, will reimburse the Executive for all such expenses that are reasonably related to Amerx’s or Procyon’s business and primarily for Amerx’s and/or Procyon’s benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon’s Chief Executive Officer.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to Procyon’s executive employees, including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary. Amerx shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon’s Board of Directors, and such changes shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and Procyon’s bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain short term and long term incentive bonuses, as set forth, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term of one year, commencing on its effective date, subject, however, to termination during such period as provided in this Article and approval of the shareholders of Procyon in its annual meeting of shareholders. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive’s employment under this Agreement is strictly “at will,” and may be terminated by the Executive, Amerx or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2 Renewal of Term. Executive’s employment shall be extended for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either Amerx, Procyon or the Executive shall, prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.

Section 3.5 Termination. In the event of termination of this Agreement by the Executive or Procyon or Amerx for any reason, including termination by death or disability of the Executive, Amerx shall be obligated to compensate the Executive for any accrued vacation time not taken and any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

Section 3.6 Options. Any options granted to the Executive to purchase stock of Procyon shall become fully vested on the date of the involuntary termination of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and Procyon, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby incorporated by reference into each such option grant or agreement.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive, Procyon and Amerx, and shall not be assignable by Procyon or Amerx without the Executive’s written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon and Amerx has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be September 1, 2012.

PROCYON CORPORATION	AMERX HEALTH CARE CORPORATION

By: /s/Regina W. Anderson	By: /s/ Justine W. Anderson
Regina W. Anderson,	Justine W. Anderson,
Chief Executive Officer	President

By: /s/ Fred W. Suggs, Jr.,	By: /s/ Chester L. Wallack
Fred W. Suggs, Jr.,	Chester L. Wallack,
Director, Member of the Procyon	Director, Member of the Procyon
Corporation Compensation	Corporation Compensation
Committee	Committee

EXECUTIVE:

/s/ James B. Anderson
James B. Anderson

PROCYON CORPORATION AMERX HEALTH CARE

CORPORATION EXECUTIVE EMPLOYMENT AGREEMENT

Schedule 1

Salary and Benefit Statement

Executive:	Justice W. Anderson	September 1, 2012

Position:	Amerx Health Care Corporation: Vice President of Operations
Procyon Corporation: Chief Financial Officer

Reporting to:	Regina W. Anderson, Chief Executive Officer, Procyon Corporation
Justice W. Anderson, President, Amerx Health Care Corporation
Procyon Board of Directors

Base Salary:	$120,000, annually

Benefits:	As outlined in this Executive Employment Agreement and the current Procyon Corporation Employee Handbook.

Term:	As described in Section 3.1 of the Executive Employment Agreement.
The terms of the Short Term Growth Incentive Bonus described below shall be reviewed annually, and any amendment thereto be made with the mutual agreement of Procyon, Amerx and the Executive.
The terms of the Long Term Growth in Profit Incentive Bonus described below shall be reviewed prior to the end of fiscal 2015, and any amendment thereto be made with the mutual agreement of Procyon, Amerx and the Executive.

Duties and
Responsibilities:	Procyon Corporation - title: Chief Financial Officer

•	Oversee and Manage all financial record keeping, quarterly and annual financial reporting, SEC filings, quarterly, annual audits and payroll.

Amerx Health Care Corporation - title: Vice President of Operations

•	Management, supervision and coordination of accounting staff, weekly/monthly financial reporting and accuracy of un-audited reporting of financials.

•	Management, supervision and coordination of sourcing, manufacturing and product packaging requirements of Amerx products.

•	Oversight of IT operations, performance and proficiencies.

Short Term
Growth Incentive
Bonus:	Executive will be entitled to a $10,000 annual bonus, payable as set forth below, based on accomplishing the following benchmarks:

•	70% of the bonus will be paid to the Executive for the successful management of Amerx’s inventory forecasting and ensuring that product supply meets the needs of the budgeted sales forecasts, based upon monthly goals established by the President of Amerx. The monthly performance goals will be evaluated quarterly and if achieved during any of the applicable three months, the bonus will be paid for each month the goal is achieved following the end of the applicable fiscal quarter.

•	30% of the bonus will be paid to the Executive for improving operational efficiencies and limiting operational expenses of Amerx to less than 11% of total revenue for the year, payable in September following the close of the applicable fiscal year.

In addition to the Short Term annual bonus above, the Executive will be entitled to a bonus of $2,500 for the development of a “Product Improvement,” and/or a $5,000 bonus for the development of a “New Product.”

•	“Product Improvement” is defined as a change to an existing product’s size, delivery system, packaging, etc. A design, color or changes to IFC’s, product labels or printing are not considered product improvements.

•	“New Product” is defined as an item not previously stocked or sold by Amerx Health Care in any size of form.

•	Bonuses will be paid 60 days following the product clearing all necessary testing, approvals, stocking at Amerx Health Care headquarters and deemed ready to sell.
Executive will be responsible to meet with the President of Amerx following the completion of each quarter and present a report detailing the employee’s success in achieving the stated goals in order to qualify for the bonuses above.

Long Term

Growth Incentive

Bonus:	•	After three years from the date of this Agreement, Executive will be paid a long term incentive bonus of 1% of Amerx’s cumulative net profit for the preceding three-year period, provided the cumulative net profit for the three-year period exceeds $2,184,600, but is less than $2,430,000.

	•	Executive will be paid a long term incentive bonus of 1.5% of Amerx’s cumulative net profit for the preceding three-year period, provided the cumulative new profit for the three-year period exceeds $2,430,000.

•	The annual net profit long term incentive bonus will be cumulative over the three-year period and will be paid by Amerx to Executive in September of 2015, after the close of the fiscal year end, provided Executive remains employed in his present or a higher position.

APPROVED:

PROCYON CORPORATION	EXECUTIVE:

By: /s/ Regina W. Anderson	/s/ James B. Anderson
Regina W. Anderson, Chief Executive Officer	James B. Anderson

AMERX HEALTH CARE CORPORATION
By: /s/ Fred W. Suggs, Jr.
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation Committee

By: /s/ Chester L. Wallack	By: /s/ Justice W. Anderson
Chester L. Wallack		Justice W. Anderson, President
Director, Member of the Procyon
Corporation Compensation

Effective Date: September 1, 2012